Exhibit 10.24

Bonus Compensation Arrangement between U.S. Concrete, Inc. and Cesar Monroy

U.S. Concrete, Inc. (the “Company”) agreed with Cesar Monroy, the Company’s Vice President – Finance, in 2003 to pay him a $25,000 bonus upon completion of refinancing of the Company’s debt. The Company completed the refinancing of its debt in March 2004, and paid Mr. Monroy the pre-arranged $25,000 bonus in May 2004.